Exhibit 3.1

STATEMENT OF RESOLUTION ESTABLISHING SERIES OF SHARES

designated

SERIES A FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE

PERPETUAL PREFERRED STOCK

of

CENTERPOINT ENERGY, INC.

Pursuant to Section 21.155 and Section 21.156

of the Texas Business Organizations Code

CenterPoint Energy, Inc., a Texas corporation (hereinafter called the “Corporation”), in accordance with the provisions of Section 21.155 and Section 21.156 of the Texas Business Organizations Code, does hereby certify that:

Pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Restated Articles of Incorporation of the Corporation (as amended through the date hereof, the “Articles of Incorporation”) and in accordance with the provisions of Section 21.155 and Section 21.156 of the Texas Business Organizations Code, the Board authorized the issuance and sale by the Corporation of shares of its preferred stock and the formation of a Pricing Committee (the “Committee”) at a meeting duly convened and held on July 26, 2018, and, pursuant to the authority conferred upon the Committee in accordance with Section 21.416 of the Texas Business Organizations Code and the resolutions of the Board, the Committee adopted the following resolution by unanimous written consent on August 15, 2018 creating and providing for the establishment and issuance of a series of 800,000 shares of preferred stock of the Corporation as hereinafter described, providing for the designations, preferences, limitations and relative rights, voting, redemption and other rights thereof and the qualifications, limitations and restrictions thereof, such shares designated as “Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock,” all in accordance with the provisions of Article 21.155 of the Texas Business Organizations Code, which resolution remains in full effect on the date hereof:

RESOLVED, that pursuant to the provisions of the Articles of Incorporation, the authority delegated to the Committee by the Board and applicable law, a series of preferred stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designations, preferences, limitations, and relative rights, including voting, redemption and other rights, and number of shares of such series, and the qualifications, limitations and restrictions thereof, be as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 800,000, and such shares shall have (i) a stated amount per share of $1,000 and (ii) a liquidation preference per share of $1,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the

Board or any other duly authorized committee thereof and by the filing of a statement with the Secretary of State of the State of Texas pursuant to the provisions of the Texas Business Organizations Code, including Section 21.156 thereof, stating that such increase or decrease, as the case may be, has been adopted by all necessary action on the part of the Corporation. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. Shares of Series A Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the “original issue date.” Shares of outstanding Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of the Corporation’s preferred stock, undesignated as to series of preferred stock of the Corporation.

Section 2. Definitions. The following terms used herein shall be defined as set forth below:

“Agent Members” shall have the meaning specified in Section 14(A).

“Board” shall have the meaning specified in the recitals to this Statement of Resolution.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

“Calculation Agent” means a calculation agent appointed by the Corporation pursuant to Section 11.

“Committee” shall have the meaning specified in the recitals to this Statement of Resolution.

“Common Stock” means the common stock of the Corporation, $0.01 par value per share.

“Corporation” shall have the meaning specified in the recitals to this Statement of Resolution.

“Depositary” shall have the meaning specified in Section 14(A).

“Dividend Determination Date” means, with respect to a Dividend Period during the Floating-Rate Period, the second London Banking Day prior to the beginning of such Dividend Period.

“Dividend Payment Date” shall have the meaning specified in Section 4(B).

“Dividend Period” with respect to the Series A Preferred Stock means each period commencing on (and including) a Dividend Payment Date and continuing to, but excluding, the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Series A Preferred Stock shall commence on (and include) the original issue date, and with respect to any Parity Stock, Junior Stock or Senior Stock means each period of time commencing on the most recent dividend payment date for such series or class of stock and continuing to, but excluding, the next succeeding dividend payment date for such series or class of stock.

“DRS” shall have the meaning specified in Section 14(B).

“DTC” means The Depository Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fixed-Rate Period” means the period commencing on the original issue date and continuing to, but excluding, September 1, 2023.

“Floating-Rate Period” means the period commencing on September 1, 2023 and continuing to, but excluding, the first date, if any, as of which all shares of Series A Preferred Stock have been redeemed.

“Global Preferred Shares” shall have the meaning specified in Section 14(A).

“Junior Stock” shall have the meaning specified in Section 3(A).

“London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Nonpayment” shall have the meaning specified in Section 5(B)(i).

“Nonpayment Remedy” shall have the meaning specified in Section 5(B)(ii).

“Parity Stock” shall have the meaning specified in Section 3(B).

“Preferred Stock Directors” shall have the meaning specified in Section 5(B)(i).

“Ratings Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for the Corporation (a “rating agency”) to its equity credit criteria for securities such as the Series A Preferred Stock, as such criteria are in effect as of the original issue date of the Series A Preferred Stock (the “current criteria”), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Series A Preferred Stock, or (ii) a lower equity credit being given to the Series A Preferred Stock than the equity credit that would have been assigned to the Series A Preferred Stock by such rating agency pursuant to its current criteria.

“Senior Stock” shall have the meaning specified in Section 3(C).

“Series A Preferred Stock” shall have the meaning specified in Section 1.

“Three Month LIBOR” means the London interbank offered rate (“LIBOR”) for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” at approximately 11:00 a.m., London time, on the relevant Dividend Determination Date, provided that:

(i)

If no offered rate appears on Reuters screen page “LIBOR01” on the relevant Dividend Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, after consultation with the Corporation, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, Three Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided.

(ii)

Otherwise, the Calculation Agent, after consultation with the Corporation, will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Dividend Determination Date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable Dividend Period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, Three Month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided.

(iii)

Otherwise, the Calculation Agent, after consulting with the Corporation and such sources as it deems comparable to any of the foregoing quotations or display page, or any such sources as it deems reasonable from which to estimate Three Month LIBOR or any of the foregoing lending rates, shall determine Three Month LIBOR for the relevant Dividend Period in its sole discretion.

Notwithstanding the foregoing, if the Calculation Agent determines on the relevant Dividend Determination Date that LIBOR for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued, then the Calculation Agent will use, as a substitute for Three Month LIBOR (the “Alternative Rate”) and for each future Dividend Determination Date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the Calculation Agent will, after consultation with the Corporation, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the Business Day convention, Dividend Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for floating rate preferred securities such as the Series A Preferred Stock. If the Calculation Agent determines, and following consultation with the Corporation, that there is no clear market consensus as to whether any rate has replaced LIBOR for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 in customary market usage, (i) the Calculation Agent shall have the right to resign as Calculation Agent and (ii) the Corporation will appoint, in its sole discretion, a new Calculation Agent to replace such resigning Calculation Agent to determine the Alternative Rate and make any Adjustments thereon, and whose determinations will be binding on the Corporation and the holders of the Series A Preferred Stock. If, however, the Calculation Agent determines that LIBOR for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 has been discontinued, but for any reason an Alternative Rate has not been determined, Three Month LIBOR will be equal to such rate on the Dividend Determination Date when LIBOR for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000 was last available on Reuters screen page “LIBOR01”, as determined by the Calculation Agent.

“Transfer Agent” means Broadridge Corporate Issuer Solutions, Inc., as transfer agent and registrar, or any successor transfer agent appointed by the Corporation.

“Voting Preferred Stock” means any other class or series of Parity Stock upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Series A Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Series A Preferred Stock and such other Voting Preferred Stock voted. Any shares of Series A Preferred Stock or any other Voting Preferred Stock, in each case, held by any of the Corporation’s affiliates will not be entitled to vote.

Section 3. Ranking. The shares of Series A Preferred Stock shall rank, with respect to the payment of dividends and distributions upon the liquidation, winding up and dissolution of the Corporation’s affairs:

(A) senior to the Common Stock and to each other class or series of the Corporation’s capital stock established after the original issue date of the Series A Preferred Stock that is expressly made subordinated to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding up of the Corporation’s affairs (the “Junior Stock”);

(B) on a parity with any class or series of the Corporation’s capital stock established after the original issue date of the Series A Preferred Stock that is not expressly made senior or subordinated to the Series A Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding up of the Corporation’s affairs (the “Parity Stock”); and

(C) junior to any class or series of the Corporation’s capital stock established after the original issue date of the Series A Preferred Stock that is expressly made senior to the Series A Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding up of the Corporation’s affairs (the “Senior Stock”).

Section 4. Dividends and Distributions.

(A) Holders of Series A Preferred Stock will be entitled to receive out of any funds legally available, when, if and as declared by the Board or a duly authorized committee of the Board, cumulative cash dividends (i) for each Dividend Period during the Fixed-Rate Period, at an annual rate of 6.125% of the stated amount per share, payable semiannually in arrears on the 1st day of each March and September, respectively, in each year, beginning on March 1, 2019; and (ii) for each Dividend Period during the Floating-Rate Period, at an annual rate equal to Three Month LIBOR for such Dividend Period plus a spread of 3.270% applied to the stated amount per share, payable quarterly in arrears on the 1st day of each March, June, September and December, respectively, in each year, beginning on December 1, 2023.

(B) Each date on which dividends are payable pursuant to the foregoing clauses, subject to adjustment as provided below, is a “Dividend Payment Date,” and dividends for each Dividend Payment Date are payable with respect to the Dividend Period (or portion thereof) ending on the day preceding such Dividend Payment Date, in each case to holders of record as of the close of business on the 15th calendar day before such Dividend Payment Date or such other record date not more than 30 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board (or a duly authorized committee of the Board) in advance of payment of each particular dividend. In the case of payments of dividends in arrears, the record date with respect to a Dividend Payment Date will be such date as may be designated by the Board. If any day on or before September 1, 2023 that would otherwise be a Dividend Payment Date is not a Business Day, then such date will nevertheless be a Dividend Payment Date, but dividends on the Series A Preferred Stock, when, as and if declared, will be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of Series A Preferred Stock). If any day after September 1, 2023 that would otherwise be a Dividend Payment Date is not a Business Day, then the next succeeding Business Day will be the applicable Dividend Payment Date and dividends on the Series A Preferred Stock, when, as and if declared, will be paid on such next succeeding Business Day.

(C) The amount of the dividend per share of Series A Preferred Stock will be calculated (i) for each Dividend Period (or portion thereof) in the Fixed-Rate Period, on the basis of a 360-day year consisting of twelve 30-day months, and (ii) for each Dividend Period (or portion thereof) in the Floating-Rate Period, based on the actual number of days in the Dividend Period and a 360-day year.

(D) If the Corporation issues additional shares of Series A Preferred Stock after the original issue date, dividends on such shares may accumulate from the original issue date or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.

(E) If the Board or a duly authorized committee of the Board does not declare a dividend (or declares less than full dividends) payable in respect of any Dividend Period, such dividend (or any portion of such dividend not declared) shall accumulate and an amount equal to such accumulated dividend (or such undeclared portion thereof) shall become payable out of funds legally available therefor upon the liquidation or winding up of the Corporation (or earlier redemption of such shares of Series A Preferred Stock), to the extent not paid prior to such liquidation, or winding up or earlier redemption. No interest or any sum of money instead of interest shall be payable on any dividend payment that may be in arrears on the Series A Preferred Stock.

(F) Dividends on the Series A Preferred Stock will be cumulative whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

(G) (i) The Corporation will not declare or pay, or set aside for payment, full dividends on the Series A Preferred Stock or any Parity Stock for any Dividend Period unless full cumulative dividends have been paid or provided for on the Series A Preferred Stock and any Parity Stock through the most recently completed Dividend Period for each such security. To the extent dividends will not be paid in full on the Series A Preferred Stock, the Corporation will take appropriate action to ensure that all dividends declared and paid upon the Series A Preferred Stock and any Parity Stock will be reduced, declared and paid on a pro rata basis on their respective liquidation preferences.

(ii) The Corporation will not declare, or pay or set aside for payment, dividends on any Junior Stock (other than a dividend payable solely in Junior Stock) unless full cumulative dividends have been or contemporaneously are being paid on all outstanding shares of Series A Preferred Stock and any Parity Stock through the most recently completed respective Dividend Periods.

(iii) The Series A Preferred Stock will rank junior as to payment of dividends to any class or series of Senior Stock that the Corporation may issue in the future. If at any time the Corporation has failed to pay, on the applicable payment date, accumulated dividends on any class or series of Senior Stock, the Corporation may not pay any dividends on the outstanding Series A Preferred Stock or redeem or otherwise repurchase any shares of Series A Preferred Stock until the Corporation has paid or set aside for payment the full amount of the unpaid dividends on the Senior Stock that must, under the terms of such securities, be paid before the Corporation may pay dividends on, or redeem or repurchase, the Series A Preferred Stock.

(iv) Notwithstanding the foregoing, unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding shares of Series A Preferred Stock and any Parity Stock through the most recently completed respective Dividend Periods, the Corporation may not repurchase, redeem or otherwise acquire, in whole or in part, any shares of Series A Preferred Stock or Parity Stock, except for the exchange or conversion of Parity Stock pursuant to the conversion or exchange provisions thereof for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock and the payment of cash in lieu of fractional shares. The Corporation may not redeem, repurchase or otherwise acquire shares of Common Stock or any other Junior Stock (other than (w) as a result of a reclassification of Junior Stock for or into other Junior Stock, (x) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (y) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any dividend reinvestment plan or stockholder stock purchase plan or any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants and (z) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding shares of Series A Preferred Stock and any Parity Stock through the most recently completed respective Dividend Periods.

(H) To the extent a Dividend Period applicable to a class of Junior Stock or Parity Stock is shorter than the Dividend Period applicable to the Series A Preferred Stock (e.g., quarterly rather than semi-annual), the Board may declare and pay regular dividends with respect to such Junior Stock or Parity Stock so long as, at the time of declaration of such dividend, the Corporation expects to have sufficient funds to pay the full dividend in respect of the Series A Preferred Stock on the next successive Dividend Payment Date of the Series A Preferred Stock.

(I) With respect to the initial issuance of Series A Preferred Stock, dividends shall accrue from the original issue date. With respect to any Series A Preferred Stock issued after such original issue date, such additional shares of Series A Preferred Stock may only be issued if they are fungible for U.S. tax purposes with all of the Series A Preferred Stock initially issued and dividends shall accrue from the most recent Dividend Payment Date prior to the date such additional shares of Series A Preferred Stock are issued (or, if no Dividend Payment Date has occurred at the time such additional shares of Series A Preferred Stock are issued, from the original issue date of Series A Preferred Stock).

(J) To the extent dividends will not be paid in full on the Series A Preferred Stock, the Corporation will take appropriate action to ensure that all dividends declared and paid upon shares of Series A Preferred Stock and any Parity Stock will be reduced, declared and paid on a pro rata basis on their respective liquidation preferences.

Section 5. Voting Rights.

(A) General. Except as provided below or as expressly required by the Texas Business Organizations Code, the holders of Series A Preferred Stock shall not have any voting, consent or approval rights.

(B) Right to Elect Two Directors Upon Nonpayment Events.

(i) If and whenever dividends on any shares of Series A Preferred Stock, or any other Voting Preferred Stock, have not been declared and paid for the equivalent of three or more semi-annual or six or more quarterly Dividend Periods (including, for the avoidance of doubt, the Dividend Period beginning on, and including, the original issue date and ending on, but excluding, March 1, 2019), whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of such shares of Series A Preferred Stock, voting together as a single class with holders of any and all other series of Voting Preferred Stock then outstanding, will be entitled at the Corporation’s next annual or special meeting of shareholders to vote for the election of a total of two additional members of the Board (the “Preferred Stock Directors”), provided that the election of any such directors shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) that require listed or quoted companies to have a majority of independent directors and provided further that the Board shall at no time include more than two Preferred Stock Directors. In the event of a Nonpayment, the Corporation shall increase the number of directors on the Board by two, and the new directors shall be elected at a special meeting of shareholders called by the Board at the request of the holders of record of at least 20% of the shares of Series A Preferred Stock or of any other series of Voting Preferred Stock (provided that if such request is received less than 90 calendar days before the date fixed for the next annual or special meeting of shareholders, such election shall be held at such next annual or special meeting of shareholders), and at each subsequent annual meeting, so long as the holders of Series A Preferred Stock continue to have such voting rights. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of Series A Preferred Stock or other Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in the Articles of Incorporation, or as may otherwise be required by law.

(ii) If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “Nonpayment Remedy”), the holders of Series A Preferred Stock shall immediately and, without further action by the Corporation, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment. If such voting rights for the holders of Series A Preferred Stock and all other holders of Voting Preferred Stock have terminated, the term of office of each Preferred Stock Director so elected shall terminate at such time and the number of directors on the Board shall automatically decrease by two.

(iii) Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A Preferred Stock and any other shares of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above. In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and any other shares of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above; provided that the filling of each vacancy shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) that require listed or quoted companies to have a majority of independent directors.

(iv) The Preferred Stock Directors shall each be entitled to one vote per director on any matter that comes before the Board for a vote.

(C) Adverse Changes; Issuances of Senior Stock.

(i) So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a single class, at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary to adopt an amendment to the Articles of Incorporation or this Statement of Resolution that would have an adverse effect on the existing powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock, except that any amendment to the Articles of Incorporation or to this Statement of Resolution (x) relating to the issuance or any increase in authorization of additional shares of preferred stock (subject to the voting rights regarding the issuance of Senior Stock in Section 5(C)(ii) below) or (y) in connection with a merger or another transaction in which either (I) the Corporation is the surviving entity and the Series A Preferred Stock remains outstanding or (II) the Series A Preferred Stock is exchanged for a series of preferred stock of the surviving entity, in either case, with the terms thereof unchanged in any respect materially adverse to the holders of Series A Preferred Stock, will be deemed not to adversely affect the powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock.

(ii) So long as any shares of Series A Preferred Stock are outstanding, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, voting together as a single class with holders of any and all other series of Voting Preferred Stock then outstanding, shall be necessary to create or issue any Senior Stock.

(D) Other Voting Matters.

(i) On any matter described in Sections 5(B) and 5(C) above in which the holders of Series A Preferred Stock are entitled to vote separately as a class, such holders will be entitled to one vote per share. Any shares of Series A Preferred Stock held by an affiliate of the Corporation will not be entitled to vote.

(ii) With respect to shares of Series A Preferred Stock that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such shares are registered, such other person will, in exercising the voting rights in respect of such shares of Series A Preferred Stock on any matter, and unless the arrangement between such persons provides otherwise, vote such Series A Preferred Stock in favor of, and at the direction of, the person who is the beneficial owner, and the Corporation will be entitled to assume it is so acting without further inquiry.

Section 6. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock of the Corporation and may be reissued as part of a new class or series of preferred stock of the Corporation subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Statement of Resolution creating a class or series of preferred stock or any similar stock or as otherwise required by law.

Section 7. Liquidation, Dissolution or Winding Up.

(A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of shares of Series A Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of any Senior Stock or Parity Stock in respect of distributions upon liquidation, dissolution or winding up of the Corporation, and before any distribution of assets is made to holders of Common Stock or any other Junior Stock, a liquidating distribution in the amount of $1,000 per share. Any accumulated and unpaid dividends on the Series A Preferred Stock and Parity Stock will be paid prior to any distributions in liquidation.

(B) If, upon any liquidation, dissolution or winding up of the Corporation’s affairs, whether voluntary or involuntary, the amounts payable with respect to the liquidation preference or an amount equal to accumulated and unpaid dividends of the Series A Preferred Stock and all Parity Stock, as the case may be, are not paid in full, the holders of the Series A Preferred Stock and any Parity Stock will share equally and ratably in any distribution of the Corporation’s assets in proportion to the respective liquidation preferences or amounts equal to accumulated and unpaid dividends, as applicable, to which they are entitled.

(C) After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Series A Preferred Stock will have no right or claim to any of the Corporation’s remaining assets.

(D) Neither the sale of all or substantially all of the Corporation’s assets or business (other than in connection with the Corporation’s liquidation, dissolution or winding up of the Corporation’s affairs), nor the Corporation’s merger or consolidation into or with any other person, will be deemed to be the Corporation’s voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs.

Section 8. No Conversion Rights. The shares of Series A Preferred Stock shall not be convertible into any other class of stock.

Section 9. No Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 10. Redemption. The Series A Preferred Stock is perpetual, has no maturity date and is not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock shall have no right to require the redemption or repurchase of any shares of Series A Preferred Stock.

(A) Optional Redemption: The Corporation, at its option, may, upon notice given as provided in Section 10(B), redeem the Series A Preferred Stock:

(i) in whole but not in part, within 120 days after the conclusion of any review or appeal process instituted by the Corporation, if any, following the occurrence of a Ratings Event for cash at a redemption price per share equal to $1,020 plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the date fixed for redemption, whether or not declared; or

(ii) in whole or in part, at any time and from time to time on or after September 1, 2023 for cash at a redemption price per share equal to $1,000 plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the date fixed for redemption, whether or not declared.

(B) Redemption Procedure: If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, addressed to the holders of any shares of Series A Preferred Stock to be redeemed as such holders’ names appear on the stock transfer books maintained by the Transfer Agent at the address of such holders shown therein mailed not less than 15 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption shall include a statement stating: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all outstanding shares held by the holder of Series A Preferred Stock are to be redeemed, the number and, in the case of any shares of Series A Preferred Stock in certificated form, the identification of shares of Series A Preferred Stock to be redeemed from the holder; (iii) the redemption price; (iv) the place or places where the certificates, if any, evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate from and after such redemption date. Any redemption would be effected only out of funds legally available for such purposes and will be subject to compliance with the provisions of the Corporation’s indebtedness and Senior Stock.

(C) Effectiveness of Redemption. If notice of redemption of any shares of Series A Preferred Stock has been given and if, on or prior to the redemption date specified in such notice, the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

(D) Partial Redemption. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares of Series A Preferred Stock to be redeemed will be determined by the Corporation, and such shares will be redeemed by such method of selection as DTC (or, in the case of any certificated shares, the Board) determines, either pro rata or by lot, with adjustments to avoid redemption of fractional shares. So long as all shares of Series A Preferred Stock are held of record by the nominee of DTC, the Corporation will give notice, or cause notice to be given, to DTC of the number of shares of Series A Preferred Stock to be redeemed, and DTC will determine the number of shares of Series A Preferred Stock to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds shares of Series A Preferred Stock for its own account). A participant may determine to redeem shares of Series A Preferred Stock from some beneficial owners (including the participant itself) without redeeming shares of Series A Preferred Stock from the accounts of other beneficial owners. Any shares of Series A Preferred Stock not redeemed will remain outstanding and entitled to all the rights and preferences of the Series A Preferred Stock under the Articles of Incorporation.

Section 11. Calculation Agent.

(A) The Corporation will appoint a Calculation Agent for the Series A Preferred Stock prior to the commencement of the Floating-Rate Period and will keep a record of such appointment at its principal offices, which will be available to any holder of Series A Preferred Stock upon request.

(B) The establishment of Three Month LIBOR for each Dividend Period by the Calculation Agent shall (in the absence of manifest error) be final and binding.

Section 12. Amendment.

(A) Without the consent of the holders of the Series A Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock by amending, altering, supplementing or repealing the Articles of Incorporation, this Statement of Resolution or any certificate representing the Series A Preferred Stock for the following purposes:

(i) to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

(ii) to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of this Statement of Resolution for the Series A Preferred Stock and that does not adversely affect the rights of any holder of the Series A Preferred Stock; or

(iii) to make any other change that does not adversely affect the rights of any holder of the Series A Preferred Stock (other than any holder that consents to such change).

(B) Without the consent of the holders of the Series A Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock to conform the terms of the Series A Preferred Stock to the description thereof in the related prospectus as supplemented and/or amended by the “Description of Our Series A Preferred Stock” section of the preliminary prospectus supplement for the Series A Preferred Stock, as further supplemented and/or amended by the related pricing term sheet.

Section 13. No Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, in the Articles of Incorporation or as provided by the Texas Business Organizations Code.

Section 14. Global Securities; Appointment of Depositary for Global Securities.

(A) The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”), which shall be deposited on behalf of the holders of Series A Preferred Stock represented thereby with the Transfer Agent, as custodian for DTC, or with such other depositary of the Corporation’s choosing that is a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” under Section 17A of the Exchange Act (the “Depositary”) (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of shares of Series A Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the Series A Preferred Stock with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the record holder and absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

(B) The Series A Preferred Stock will be registered in book-entry form through the Direct Registration System (the “DRS”). The DRS is a system administered by DTC pursuant to which the Depositary may register the ownership of uncertificated shares, which ownership shall be evidenced by periodic statements issued by the Depositary to the holders of shares of Series A Preferred Stock entitled thereto. This direct registration form of ownership allows such holders to have securities registered in their names without requiring the issuance of a physical stock certificate, eliminates the need for such holders to safeguard and store certificates and permits the electronic transfer of securities to effect transactions without transferring physical certificates.

Neither the Corporation nor the Transfer Agent shall have any liability for acts or omissions of any depositary, for any depositary records of beneficial interest, for any transactions between any depositary, any participant member of the depositary and/or any beneficial owner of any interest in any shares of the Series A Preferred Stock, or in respect of any transfers effected by any depositary or by any participant member of any depositary or any beneficial owner of any interest in any shares of the Series A Preferred Stock held through any such participant member of any depositary.

Section 15. Effective Date. This Statement of Resolution becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is: 12:01 a.m. on August 22, 2018.

IN WITNESS WHEREOF, this Statement of Resolution is executed on behalf of the Corporation by its Vice President and Treasurer and attested by its Corporate Secretary this 21st day of August, 2018.

/s/ Carla A. Kneipp
Carla A. Kneipp
Vice President and Treasurer

Attest: /s/ Vincent A. Mercaldi
Vincent A. Mercaldi
Corporate Secretary